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                                                                     EXHIBIT 3.1
                                                                     -----------

                          THIRD AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION
                                      OF
                        SBA COMMUNICATIONS CORPORATION

     SBA Communications Corporation (the "Corporation"), a corporation organized and existing under and by virtue of the Florida Business Corporation Act (the "Act"), does hereby certify that:

     1. The original Articles of Incorporation of the Corporation were filed with the Secretary of State of the State of Florida on December 23, 1996, were amended on January 23, 1997, were amended and restated on February 21, 1997 and March 4, 1997, and amended on March 5, 1997.

     2. The Amended and Restated Articles of Incorporation set forth herein have been duly approved by joint written consent dated April __, 1997 of all of the Directors and the holders of over 66 2/3% of outstanding voting control of the Corporation in accordance with Sections 607.0821 and 607.0704 of the Act and the number of votes cast were sufficient for approval.

     3. The Articles of Incorporation of the Corporation are hereby amended and restated as follows:

                                   ARTICLE I
                                   ---------

                     NAME, PRINCIPAL PLACE OF BUSINESS AND
                      INITIAL REGISTERED AGENT AND OFFICE

     The name of the Corporation is SBA Communications Corporation. The principal place of business and mailing address of this Corporation shall be 6001 Broken Sound Parkway, Suite 400, Boca Raton, Florida 33487.

     The street address of the initial registered office of this Corporation is 777 South Flagler Drive, East Tower, Suite 500, West Palm Beach, Florida 33401. The name of the initial registered agent of this Corporation at such address is VALDES-FAULI CORPORATE SERVICES, INC. Pursuant to Section 607.0501(3), Florida Statutes, a written acceptance is attached.

                                  ARTICLE II
                                  ----------

                              PURPOSE AND POWERS

     The purpose for which the Corporation is organized is to engage in or transact any and all lawful activities or business for which a corporation may be incorporated under the laws of the State of Florida. The Corporation shall have all of the corporate powers enumerated in the Florida Business Corporation Act.



                                  ARTICLE III
                                  -----------

                                 CAPITAL STOCK

A.   AUTHORIZED SHARES

     The total number of shares of all classes of stock that the Corporation shall have the authority to issue is Seventy Million One Hundred Thousand (70,100,000) shares, of which Thirty Million (30,000,000) shares shall be Preferred Stock, having a par value of $0.01 per share ("Preferred Stock"), Thirty Two Million (32,000,000) shares shall be classified as Class A Common Stock, par value $0.01 per share ("Class A Common Stock") and Eight Million One Hundred (8,100,000) shares shall be classified as Class B Common Stock, par value $0.01 per share ("Class B Common Stock") (collectively, together with the Class A Common Stock, the "Common Stock"). The Board of Directors is expressly authorized to provide for the classification and reclassification of any unissued shares of Common Stock or Preferred Stock and the issuance thereof in one or more classes or series without the approval of the stockholders of the Corporation.

B.   PROVISIONS RELATING TO COMMON STOCK

     1. Relative Rights. The Common Stock shall be subject to all of the rights, privileges, preferences and priorities of the Preferred Stock as set forth in the certificate of designations filed to establish the respective series of Preferred Stock. Except as provided in this Article III.B, each share of Class A Common Stock and Class B Common Stock shall have the same relative rights and shall be identical in all respects as to all matters.

     2.   Ownership of Class B Common Stock.

          (a) The Corporation may issue shares of Class B Common Stock only to Steven E. Bernstein, who may transfer such shares only to other members of his Immediate Family or their lineal descendants, spouses of lineal descendants or lineal descendants of spouses, whether alive as of the date hereof or born subsequently, any trusts or other estate planning vehicles for the benefit of any of the foregoing, whether existing as of the date hereof or created subsequently, or any estate or tax planning vehicles on the part of Mr. Bernstein (collectively, "Eligible Class B Stock Holder"); provided, however, that the Corporation may not issue any Class B Common Stock at any time after the date on which the Corporation issues any Preferred Stock to any person other than Mr. Bernstein. For purposes of this Article III.B.2, an entity shall be deemed to be controlled by any person or entity who or which, directly or indirectly, holds more than 50% of the outstanding voting rights of such entity and has the power to direct or cause the direction of the management and policies of such entity.

          (b) "Immediate Family" of Mr. Bernstein shall include his spouse, parents, children, siblings, mother and father-in-law, sons and daughters-in-laws and brothers and sisters-in-law, or any other person who is supported, directly or indirectly, to a material extent by Mr. Bernstein.

     3. Voting Rights. Each holder of shares of Class A Common Stock and Class B Common Stock shall be entitled to attend all special and annual meetings of the stockholders of the

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Corporation. On all matters upon which stockholders are entitled or permitted to vote, every holder of Class A Common Stock shall be entitled to cast one (1) vote in person or by proxy for each outstanding share of Class A Common Stock standing in such holder's name on the transfer books of the Corporation, and every holder of Class B Common Stock shall be entitled to cast ten (10) votes in person or by proxy for each outstanding share of Class B Common Stock standing in such holder's name on the transfer books of the Corporation. Except as otherwise provided in these Articles of Incorporation or by applicable law, the holders of shares of Class A Common Stock and Class B Common Stock shall vote together as a single class, subject to any voting rights which may be granted to holders of Preferred Stock.

     4. Dividends. Whenever there shall have been paid, or declared and set aside for payment, to the holders of shares of any class of stock having preference over the Common Stock as to the payment of dividends, the full amount of dividends and of sinking fund or retirement payments, if any, to which such holders are respectively entitled in preference to the Common Stock, then the holders of record of the Class A Common Stock and Class B Common Stock, and any class or series of stock entitled to participate therewith as to dividends, shall be entitled to receive dividends, when, as, and if declared by the Board of Directors, out of any assets legally available for the payment of dividends thereon, provided that no dividend may be declared and paid to the holders of the Class A Common Stock unless at the same time the Board of Directors shall also declare and pay to the holders of the Class B Common Stock a per share dividend equal to and, subject to the next sentence, in the same form as the dividend declared and paid to the holders of the Class A Common Stock, and vice versa. Dividends payable in Common Stock declared on Class A Common Stock shall be payable in Class A Common Stock and Common Stock dividends declared on Class B Common Stock shall be payable in Class B Common Stock.

     5. Dissolution, Liquidation, Winding Up. In the event of any dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, the holders of record of the Class A Common Stock then outstanding and the holders of record of the Class B Common Stock then outstanding, and all holders of any class or series of stock entitled to participate therewith, in whole or in part, as to distribution of assets, shall become entitled to participate equally on a per share basis in the distribution of any assets of the Corporation remaining after the Corporation shall have paid or provided for payment of all debts and liabilities of the Corporation, and shall have paid, or set aside for payment, to the holders of any class of stock having preference over the Common Stock in the event of dissolution, liquidation or winding up, the full preferential amounts (if any) to which they are entitled.

     6.   Conversion of Class B Common Stock.

          (a) Conversion Events.  (i) Each outstanding share of Class B Common
              -----------------
Stock may, at the option of the holder thereof, at any time, be converted into one fully paid and non-assessable share of Class A Common Stock. (ii) Each share of outstanding Class B Common Stock which is transferred to any holder other than an Eligible Class B Stock Holder shall convert into one fully paid and non-assessable share of Class A Common Stock immediately upon such transfer.
(iii) If the shares of Class B Common Stock held by the Eligible Class B Stock Holders in the aggregate constitute 10% or less of the outstanding shares of Common Stock of the Corporation

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

or upon the death or mental incapacity of Steven E. Bernstein, each share of Class B Common Stock shall immediately convert into one fully paid and non-assessable share of Class A Common Stock. (iv) At such time as an Eligible Class B Stock Holder ceases to be an Eligible Class B Stock Holder, each share of Class B Common Stock held by such person or entity shall immediately convert into one fully paid and non-assessable share of Class A Common Stock. (v) In the event that any shares of Series C Preferred Stock are issued, each share of Class B Common Stock shall immediately convert into one fully paid and non-assessable share of Class A Common Stock.

          (b) Automatic Conversion Procedure.  In the event of any conversion of
              ------------------------------
shares of Class B Common Stock pursuant to Article III.B.6(a), the holder of such shares of Class B Common Stock shall promptly surrender the certificate or certificates therefor, duly endorsed in blank or accompanied by proper instruments of transfer, at the office of the Corporation, or of any transfer agent for such shares, and shall give written notice to the Corporation (the "Notice"), at such office: (i) stating that shares of Class B Common Stock have been converted into shares of Class A Common Stock as provided in this Article III.B.6; (ii) specifying the subdivision of Article III.B.6(a) pursuant to which the conversion occurred; (iii) identifying the number of shares of Class B Common Stock being converted; and (iv) setting out the name or names (with addresses) and denominations in which the certificate or certificates for shares of Class A Common Stock shall be issued, with instructions for delivery thereof. Delivery of such notice together with the certificates representing the shares of Class B Common Stock shall obligate the Corporation to issue such shares of Class A Common Stock. Thereupon the Corporation or its agent shall promptly issue and deliver to such holder a certificate or certificates representing the shares to which such holder is entitled, registered in the name of such holder or designee as specified in the Notice. The Corporation shall take any and all steps necessary to effect a conversion pursuant to Article III.B.6(a), notwithstanding any failure by the holder to deliver to the Corporation the Notice or the certificates representing the shares subject to such conversion.

          (c) Effect of Automatic Conversion.  To the extent permitted by law,
              ------------------------------
conversion shall be deemed to have been effected as of the date on which conversion was first permitted under Article III.B.6(a) (such date being the "Conversion Time"). The person entitled to receive shares issuable upon such conversion shall be treated for all purposes as the record holder of such class of shares at and as of the Conversion Time, and the right of such person as a holder of the shares held prior to such conversion shall cease and terminate at and as of the Conversion Time, in each case notwithstanding any failure by the holder to deliver to the Corporation the Notice or the certificates representing the shares subject to conversion, or the Corporation's failure to issue to the holder certificates representing the shares to be held after the conversion has been effected.

          (d) Reservation.  The Corporation hereby reserves and shall at all
              -----------
times reserve and keep available, out of its authorized and unissued shares of capital stock, for the purposes of effecting conversions, such number of duly authorized shares of capital stock as shall from time to time be sufficient to effect the conversion of the Class B Common Stock contemplated herein. All such shares so issuable shall, when so issued, be duly and validly issued, fully paid and non-assessable, and free from liens and charges with respect to the issue. The Corporation will take all such action as may be necessary to ensure that all such shares may be so issued without violation

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

of any applicable law or regulation, or of any requirements of any national securities exchange or The Nasdaq Stock Market's National Market upon which such shares may be listed or traded.

     7. Subdivisions and Combinations of Shares. If the Corporation in any manner subdivides (by any stock split, reclassification, stock dividend, recapitalization or otherwise) or combines the outstanding shares of one class of Common Stock at a time when shares of the other class of Common Stock are outstanding, the outstanding shares of the other class of Common Stock will be likewise subdivided or combined.

C.   PREFERRED STOCK

     1. Issuance, Designations, Powers, etc. The Board of Directors expressly is authorized, subject to limitations prescribed by the Florida Business Corporation Act and the provisions of these Articles of Incorporation, to provide, by resolution for the issuance from time to time of the shares of Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and other rights of the shares of each such series and to fix the qualifications, limitations and restrictions thereon, including, but without limiting the generality of the foregoing, the following:

          (a) The number of shares constituting that series and the distinctive designation of that series;

          (b) The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

          (c) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

          (d) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

          (e) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

          (f) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

          (g) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

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

          (h) Any other relative powers, preferences, and rights of that series, and qualifications, limitations or restrictions on that series.

     2. Dissolution, Liquidation, Winding Up. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of Preferred Stock of each series shall be entitled to receive only such amount or amounts as shall have been fixed by the resolution or resolutions of the Board of Directors providing for the issuance of such series.

                                  ARTICLE IV
                                  ----------

                                   EXISTENCE

     The Corporation shall exist perpetually unless sooner dissolved according to law.

                                   ARTICLE V
                                   ---------

                         MANAGEMENT OF THE CORPORATION

     The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and shareholders:

A.   BOARD OF DIRECTORS

     The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by Statute or by these Articles of Incorporation or the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

B.   SPECIAL MEETINGS CALLED BY BOARD
     OF DIRECTORS OR SHAREHOLDERS

     Special Meetings of Shareholders of the Corporation may be called by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption) (the "Full Board"), or by the holders of not less than fifty percent (50%) of all the votes entitled to be cast on any issue at the proposed special meeting if such holders of stock sign, date and deliver to the Corporation's Secretary one or more written demands for the meeting describing the purpose or purposes for which the special meeting is to be held.

                                       6
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                                  ARTICLE VI
                                  ----------

                        NUMBER OF DIRECTORS; VACANCIES

A.   NUMBER OF DIRECTORS AND COMPOSITION OF BOARD

     The initial number of directors of the Corporation shall be one (1). The number of directors may be either increased or diminished from time to time in the manner provided in the Bylaws, but shall never be less than one (1) nor more than twenty-five (25).

B.   VACANCIES

     A director shall hold office until the annual meeting of the shareholders and until his successors shall be elected, subject, however, to the director's prior death, resignation, retirement, disqualification or removal from office. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any vacancy on the Board of Directors, howsoever resulting (including vacancies created as a result of a resolution of the Board of Directors increasing the authorized number of directors), may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director.

                                  ARTICLE VII
                                  -----------

                                INDEMNIFICATION

     Provided the person proposed to be indemnified satisfies the requisite standard of conduct for permissive indemnification by a corporation as specifically set forth in the applicable provisions of the Florida Business Corporation Act (currently, Sections 607.0850(1) and (2) of the Florida Statutes), as the same may be amended from time to time, the Corporation shall indemnify its officers and directors, and may indemnify its employees and agents, to the fullest extent provided, authorized, permitted or not prohibited by the provisions of the Florida Business Corporation Act and the Bylaws of the Corporation, as the same may be amended and supplemented, from and against any and all of the expenses or liabilities incurred in defending a civil or criminal proceeding, or other matters referred to in or covered by said provisions, including advancement of expenses prior to the final disposition of such proceedings and amounts paid in settlement of such proceedings, both as to action in his or her official capacity and as to action in another capacity while an officer, director, employee or other agent. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of shareholders or Disinterested Directors or otherwise. Such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent, and shall inure to the benefit of the heirs and personal representatives of such a person. Except as otherwise required by law, an adjudication of liability shall not affect the right to indemnification for those indemnified.

                                       7
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                                 ARTICLE VIII
                                 ------------

                                   AMENDMENT

     The Corporation reserves the right to amend or repeal any provision contained in these Articles of Incorporation in the manner prescribed by the laws of the State of Florida and all rights conferred upon shareholders are granted subject to this reservation; provided, however, that, notwithstanding any other provision of these Articles of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any votes of the holders of any class or series of the stock of this Corporation required by law or by these Articles of Incorporation, the affirmative vote of the holders of at least two-thirds (66 2/3%) of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class shall be required to amend or repeal any of Articles V, VI, VII, and VIII.

     IN WITNESS WHEREOF, for the purposes of Amending and Restating the Articles of Incorporation of this Corporation under the laws of the State of Florida the undersigned has executed these Amended and Restated Articles of Incorporation this 21st day of July, 1997.


                                           /s/  Steven E. Bernstein
                                         ---------------------------------------
                                         Steven E. Bernstein
                                         President and Chief Executive Officer

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